PACIFIC SELECT FUND

LARGE-CAP CORE PORTFOLIO

(formerly named Main Street Core® Portfolio)

INFORMATION STATEMENT DATED JULY 20, 2022

This document (“Information Statement”) is purely for informational purposes. You are not being asked to vote or take any action on any matter. This Information Statement provides information concerning a change in sub-adviser and related new sub-advisory agreement for the Large-Cap Core Portfolio and is being sent on or about July 20, 2022 to all shareholders of record of the Large-Cap Core Portfolio as of July 18, 2022.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

I.	Introduction and Background

The Pacific Select Fund (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a change in sub-adviser, a new sub-advisory agreement and a fund name change for the Large-Cap Core Portfolio (the “Fund”), effective on or about May 1, 2022. Information concerning these changes was disclosed in a supplement dated March 25, 2022 to the Trust’s prospectus for Class D, Class I, and Class P shares dated May 1, 2021. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in sub-adviser generally requires shareholder approval of a new sub-advisory agreement; however, pursuant to an exemptive order (the “Order”) issued to Pacific Life Insurance Company (“Pacific Life”) and the Trust by the U.S. Securities and Exchange Commission (“SEC”) on October 13, 1999, Pacific Life Fund Advisors LLC (“PLFA”) – the investment adviser to the Trust – can hire, terminate, and replace sub-advisers and enter into new sub-advisory agreements without shareholder approval in accordance with the requirements of the Order on behalf of the Trust (except, as a general matter, with sub-advisers affiliated with PLFA). The information herein is provided pursuant to the requirements of the Order.

At a virtual meeting held on March 23, 2022*, based upon a recommendation from PLFA, the Board, including all of the Trustees who are not “interested persons” as that term is defined in the 1940 Act (“Independent Trustees”), appointed J.P. Morgan Investment Management Inc. (“JPMorgan”) to serve as the sub-adviser for the Fund. At that time, the Board, including all the Independent Trustees, also approved a sub-advisory agreement among the Trust, PLFA and JPMorgan with respect to the Fund (the “JPMorgan Sub-Advisory Agreement”) and terminated the sub-advisory agreement with the prior sub-adviser upon the effectiveness of the JPMorgan Sub-Advisory Agreement. In connection with the change in sub-adviser, changes were also made to the Fund’s name, investment goal and principal investment strategies. These changes went into effect on May 1, 2022.

JPMorgan’s appointment as the sub-adviser and the Board’s approval of the JPMorgan Sub-Advisory Agreement were made in accordance with the requirements of the Order and do not require shareholder approval. In order to facilitate the sub-adviser change, a portion of the Fund’s holdings was sold and new investments were purchased in accordance with recommendations by JPMorgan. PLFA and/or the Trust retained a transition agent in order to reduce transaction costs associated with the purchase and sale of portfolio holdings in connection with the transition.

*	The Board approved reliance on relief provided by the SEC from in-person voting requirements of the 1940 Act for the March 23, 2022 Board meeting. This approval was based on the Board’s belief that, due to the circumstances related to current or potential effects of COVID-19, it was necessary or appropriate to rely on the in-person relief granted by the SEC and substitute the in-person meeting scheduled for March 23, 2022 with a virtual meeting. The Board also approved to undertake to satisfy the conditions subsequently required in the in-person relief, including ratification of these matters at the Board’s next in-person meeting, which occurred on June 22, 2022.

II.	Board Consideration of the New Sub-Advisory Agreement

In considering the appointment of JPMorgan as a sub-adviser for the Fund, the Board reviewed with PLFA its rationale for recommending a change in sub-adviser for the Fund. The Board, including the Independent Trustees, also considered, among other things, the factors described below in evaluating PLFA’s recommendation that JPMorgan be appointed as the new sub-adviser for the Fund and in evaluating the proposed JPMorgan Sub-Advisory Agreement. Additionally, the Board considered the process employed by PLFA in reaching a recommendation for a new sub-adviser, including due diligence conducted by PLFA on the investment resources and personnel of a potential sub-adviser and an assessment of the investment strategies used by a potential sub-adviser. In addition, the Board reviewed information provided by PLFA regarding the specific criteria and information evaluated by PLFA during the selection process of JPMorgan and PLFA’s analysis in reaching its conclusion to recommend JPMorgan as sub-adviser for the Fund. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the sub-advisers and has recommended and taken measures to attempt to remedy relative underperformance by a Fund when PLFA and the Board believed it to be appropriate.

In evaluating the JPMorgan Sub-Advisory Agreement for the Fund, the Board, including all the Independent Trustees, considered the following factors, among others:

A.	Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining JPMorgan as the new sub-adviser to the Fund, particularly in light of the nature, extent, and quality of the services expected to be provided by JPMorgan. In this regard, the Trustees considered various materials relating to JPMorgan, including copies of the proposed JPMorgan Sub-Advisory Agreement; copies of JPMorgan’s Form ADV; financial information; a written presentation from JPMorgan; a comprehensive report including an assessment by PLFA; responses from JPMorgan to information requested by counsel to the Independent Trustees; and other information deemed relevant to the Trustees’ evaluation. The Trustees also considered a verbal presentation at a meeting held virtually on March 23, 2022 from management and investment personnel from JPMorgan where all attendees could hear each other clearly.

The Trustees considered that under the JPMorgan Sub-Advisory Agreement, JPMorgan would be responsible for providing investment advisory services for the Fund’s assets, including providing investment research and analysis and conducting a continuous program of investment by determining which securities would be purchased or sold by the Fund. The Trustees considered the quality of the management services expected to be provided to the Fund over both the short- and long-term, the organizational depth and resources of JPMorgan, including the background and experience of JPMorgan’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy.

In addition, the Trustees considered that they had previously reviewed and approved JPMorgan’s written compliance policies and procedures and code of ethics, and that the Trust’s Chief Compliance Officer previously provided an assessment of JPMorgan’s compliance program, as required under Rule 38a-1 of the 1940 Act, and its code of ethics. The Trustees also took note of the due diligence PLFA conducted with respect to JPMorgan and were aided by the assessment and recommendation of PLFA and the presentation and materials provided by JPMorgan.

The Board concluded that it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Fund by JPMorgan under the JPMorgan Sub-Advisory Agreement.

B.	Performance

The Trustees considered PLFA’s efforts to identify advisory firms that are qualified to manage a large-cap strategy and PLFA’s identification of JPMorgan to serve as sub-adviser with regard to the Fund’s day-to-day investment activities. The Trustees considered that the Fund’s historical performance had been obtained under a different sub-adviser, although PLFA has managed the Fund since its inception. However, the Trustees considered the investment process and techniques to be used by JPMorgan for the Fund and JPMorgan’s experience managing large-cap strategies, as well as other factors concerning performance in connection with their consideration of this matter and in connection with approval of the JPMorgan Sub-Advisory Agreement, including the factors described below.

The Trustees considered information about the historical performance of a proprietary mutual fund managed by the same JPMorgan portfolio management team that would manage the Fund using similar investment strategies (the “JPMorgan Comparable Performance”), which included a comparison of the JPMorgan Comparable Performance against a pertinent benchmark and an applicable peer group for the one-, three-, five- and ten-year periods as of December 31, 2021, and performance for each of the past ten calendar years. Additionally, the Trustees considered the standard deviation and risk-adjusted returns of the proprietary mutual fund during certain periods.

The Board determined that JPMorgan’s performance record with respect to a similarly managed mutual fund was acceptable.

C.	Sub-Advisory Fees

The Trustees considered information regarding the comparative advisory fees charged under another investment advisory contract of JPMorgan with regard to other funds with substantially similar investment strategies as the Fund. The Trustees also considered that the advisory fee schedule would remain unchanged but that the sub-advisory fee would be reduced from its current levels, resulting in an increase in the retention by PLFA of its advisory fee. The Trustees considered that PLFA would retain the sub-advisory fee savings and that PLFA will monitor and report to the Board on the competitiveness of the advisory fee and the reasonableness of the advisory fee retention going forward and recommend changes to the Board as deemed appropriate. In comparing the proposed sub-advisory fees to be paid by the Fund to fees charged by JPMorgan for other similarly managed funds, the Trustees noted that there were differences in: (i) the size and type of account, (ii) the services provided to each, (iii) the nature and size of the overall relationship with JPMorgan, and/or (iv) regulatory differences that could reasonably be expected to account for differences in fee schedules.

The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and JPMorgan, and that the Fund’s sub-advisory fees are paid by PLFA and are not paid directly by the Fund. The Trustees also considered that there are certain costs associated with a sub-adviser change, but that the ongoing operating expenses paid by the shareholders were not expected to materially increase, and would likely decrease, as a result of this sub-adviser change.

The Board concluded that the compensation payable under the JPMorgan Sub-Advisory Agreement is fair and reasonable.

D.	Costs, Level of Profits and Economies of Scale

The Trustees considered information regarding the anticipated costs to JPMorgan of sub-advising the Fund and the projected profitability of the JPMorgan Sub-Advisory Agreement to JPMorgan, to the extent practicable based on the information provided by JPMorgan. The Trustees noted that any assessment of projected profitability would involve assumptions regarding expense allocations and other factors. Given the arms’-length nature of the relationship between PLFA and JPMorgan with respect to the negotiation of sub-advisory fees, the fact that such fees are paid by PLFA, and the fact that the projected profitability of the JPMorgan Sub-Advisory Agreement to JPMorgan is an estimate because it had not yet begun to manage the Fund, the Trustees considered that projected profitability information for JPMorgan at this time was of limited utility. The Trustees also considered the impact of the sub-advisory change to the profitability of the PLFA advisory agreement with the Fund. In addition, the Trustees considered that in negotiating the sub-advisory fee, PLFA takes into account the current and future potential scale of the Fund.

The Trustees considered the organizational strengths of JPMorgan and its ability to attract and retain investment personnel over time and to sustain the staffing of investment teams that will provide services to the Fund. The Board concluded that the Fund’s fee structure reflected in the JPMorgan Sub-Advisory Agreement is fair and reasonable.

E.	Ancillary Benefits

The Trustees received information from PLFA and JPMorgan concerning other benefits that may be received by JPMorgan and its affiliates as a result of their relationship with the Fund, including commissions that may be paid to broker-dealers affiliated with JPMorgan and the anticipated use of soft-dollars by JPMorgan. In this regard, the Trustees noted that JPMorgan represented that it does not anticipate using an affiliated broker-dealer and that it does anticipate using soft dollar credits generated by Fund commissions to pay for research services. The Trustees considered potential benefits to be derived by JPMorgan from its relationship with the Fund and that such benefits are consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.	Conclusion

Based on its review, including the consideration of each of the factors referred to above, the Board found that: (i) the JPMorgan Sub-Advisory Agreement is in the best interests of the Fund and its shareholders; and (ii) the compensation payable under the JPMorgan Sub-Advisory Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.	The New Sub-Advisory Agreement

The JPMorgan Sub-Advisory Agreement is substantially similar to the sub-advisory agreement with the prior sub-adviser. JPMorgan, subject to the supervision of PLFA, provides a continuous investment program for the Fund and determines the composition of the assets of the Fund in accordance with the Fund’s investment goals, strategies, policies and restrictions. JPMorgan bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of sub-advisory services under the JPMorgan Sub-Advisory Agreement. All other Fund expenses not specifically assumed by JPMorgan under the JPMorgan Sub-Advisory Agreement or by PLFA under the Investment Advisory Agreement are borne by the Fund.

Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law or the provisions of the JPMorgan Sub-Advisory Agreement, JPMorgan, its affiliates and control persons are not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the JPMorgan Sub-Advisory Agreement, except by reason of JPMorgan’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of JPMorgan’s obligations and duties under the JPMorgan Sub-Advisory Agreement.

Pursuant to the JPMorgan Sub-Advisory Agreement, JPMorgan will indemnify and hold harmless PLFA, its affiliates and control persons (collectively, the “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which PLFA or such affiliates or control persons may become subject under the federal securities laws, under any other statute, at common law or otherwise, arising out of JPMorgan’s responsibilities to the Trust that: (i) are based upon any willful misfeasance, bad faith, gross negligence or reckless disregard of, JPMorgan’s obligations and/or duties under the JPMorgan Sub-Advisory Agreement by JPMorgan (or by any of its directors, officers or employees, or any affiliate acting on behalf of JPMorgan) (other than a PL Indemnified Person); (ii) are based upon JPMorgan’s breach of any provision of the JPMorgan Sub-Advisory Agreement, or its breach of any confirmation, representation, warranty or undertaking in the JPMorgan Sub-Advisory Agreement; or (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the shares of the Trust or any fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to PLFA, the Trust, or any affiliated person of the Trust by JPMorgan or any affiliated person or agent or delegate of JPMorgan (other than a PL Indemnified Person).

The JPMorgan Sub-Advisory Agreement for the Fund will continue in force for an initial period of two years from its effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The JPMorgan Sub-Advisory Agreement can be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties and will terminate automatically in the event of its assignment as determined under the 1940 Act and any rules adopted by the SEC thereunder.

There was no change to the advisory fee rate payable by the Fund to PLFA in connection with the JPMorgan Sub-Advisory Agreement. The sub-advisory fee rate under the prior sub-advisory agreement and the new sub-advisory fee rate under the JPMorgan Sub-Advisory Agreement (both based upon the Fund’s average daily net assets and paid monthly) are referenced below:

Prior Fee Schedule	New Fee Schedule
0.23% on all assets	0.20% on the first $500 million
0.18% on the next $500 million
0.17% on the excess

The Fund’s sub-advisory fees were paid by PLFA to the prior sub-adviser through April 30, 2022. For the fiscal year ended December 31, 2021, the Fund’s sub-advisory fees paid or owed by PLFA to the prior sub-adviser totaled $2,581,692. Had the new sub-advisory fee rate been in effect for the same period, the Fund’s sub-advisory fees paid or owed by PLFA would have been $2,108,207, a decrease in fees paid by PLFA of approximately 18.34%.

For the Fund’s fiscal year ended December 31, 2021, under the management of the prior sub-adviser, the Fund paid brokerage commissions of $18,655.83 to J.P. Morgan Securities LLC, an affiliated broker of JPMorgan, representing 6.99% of the Fund’s total brokerage commissions for that period.

IV.	Information Regarding JPMorgan

JPMorgan is wholly-owned by JP Morgan Asset Management Holdings Inc., which is wholly-owned by JPMorgan Chase Holdings LLC, which is wholly-owned by JPMorgan Chase & Co., the ultimate parent of JPMorgan and a publicly traded company (NYSE: JPM). As of March 31, 2022, total assets under management of JPMorgan and its advisory affiliates were approximately $2.5 trillion.

The address for JPMorgan, JP Morgan Asset Management Holdings Inc., JPMorgan Chase Holdings LLC, and JPMorgan Chase & Co. is 383 Madison Avenue, New York, NY 10179.

JPMorgan acts as investment adviser or sub-adviser to the following registered investment companies that have a similar investment objective as the Fund.

Fund Name	Net Assets (as of May 1, 2022)	Compensation Rate (Advisory or Sub-Advisory Fee)	Waived/Reduced/ Agreed to Reduce (Yes or No)
Subadvisory Client 1	$462.35 million	0.20% on first $500 million; 0.18% on next $500 million; 0.17% on excess	No
Subadvisory Client 2	$44.65 million	0.20% on all assets	No
Subadvisory Client 3	$1.41 billion	0.20% on first $500 million; 0.18% on next $500 million; 0.17% on next $500 million; 0.15% on excess	No
JPMIT US EQUITY PORTFOLIO	$133.04 million	0.55% on all assets	No
JPMorgan U.S. Equity Fund	$20.01 billion	0.40% on all assets	No

The names, principal occupations and addresses of the principal executive officer and directors of JPMorgan are set forth below:

Name[1]	Title(s) and Principal Occupation with JPMorgan
George Gatch	Director, Chairman, Managing Director
Paul Quinsee	Director, Global Head of Equities, Managing Director
Andrew Powell	Director, Asset Management CAO Head of Global Client Service, Managing Director, Senior Business Manager
John Donohue	Director, President, CEO, Head of Global Liquidity, Managing Director
Joy Dowd	Director, Managing Director
Robert Michele	Director, CIO and Head of Global Fixed Income, Currency & Commodities, Managing Director
Anton Pil	Director, Head of Global Alternatives, Managing Director
Craig Sullivan	Director, Treasurer, CFO, Managing Director
Jedediah Laskowitz	Head of Asset Management Solutions, Managing Director
John Oliva	Chief Compliance Officer, Managing Director
Andrea Lisher	Head of Americas, Client, Managing Director
Peter Bonanno	General Counsel, Asset Management, Managing Director
Katherine Manghillis	Secretary, Executive Director

[1]	The address of Joy Dowd with respect to their position with JPMorgan is 575 Washington Blvd Jersey City, NJ 07310. The address of Craig Sullivan with respect to their position with JPMorgan is 383 Madison Avenue New York, NY 10179. The address of Peter Bonanno with respect to their position with JPMorgan is 4 New York Plaza New York, NY 10004. The address of Katherine Manghillis with respect to their position with JPMorgan is 1111 Polaris Parkway Columbus, OH 43240. The address of all other individuals listed with respect to their positions with JPMorgan is 277 Park Avenue, New York, NY 10172.

No Officer or Trustee of the Trust is an officer, director, or shareholder of JPMorgan (including its affiliates).

Additional Information

Additional information about JPMorgan is available in the Trust’s Statement of Additional Information, a copy of which may be obtained by contacting the Trust through one of the methods provided below.

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Once the Trust’s most recent shareholder report has been posted to the Trust’s website, a notice will be sent to shareholders (who don’t already receive e-delivery or have not previously requested paper delivery) with notification of the posting to the website and information on how to request a paper copy without charge. The Trust’s annual report for the fiscal year ended December 31, 2021 and the Trust’s semi-annual report for the fiscal half-year period ended June 30, 2021, including financial statements and related notes, were both previously made available to shareholders and are available upon request without charge by contacting the Trust by:

Email:	PSFdocumentrequest@pacificlife.com
Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660
Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660
Telephone:	Pacific Life Annuity Contract Owners: 1-800-722-4448

Annuity Financial Advisors: 1-800-722-2333

Pacific Life Insurance Policy Owners: 1-800-347-7787

PL&A Annuity Contract Owners: 1-800-748-6907

PL&A Life Insurance Policy Owners: 1-888-595-6997

Website:	www.PacificLife.com

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Trust. They are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s principal underwriter and distributor is Pacific Select Distributors, LLC, 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE

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